THE CORPORATE FUND ACCUMULATION PROGRAM, INC.

FILE # 811-2642

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/20/00	Boeing Capital Corp 7.375% 09/27/10	$500,000.	$1,500,000,000.	Smith Barney
12/05/00	British Telecom 7.625% 12/15/05	$250,000.	$10,000,000,000.	Morgan Stanley
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